Form NSAR
For the period ended June 30, 1997
Elk Associates Funding Corporation
File Number: 811-3786

Item 102B:   Submission of matters to a vote of security holders

     (a) Elk Associates Funding Corporation (the "Company") held an annual meeting of shareholders on February 26, 1997.

     (b) Gary C. Granoff, Ellen M. Walker, Lee A. Forlenza, Marvin Sabesan, Herbert Kanarick, Steven Etra, Steven R. Busch, Paul Creditor, Allen Kaplan, Dan
M. Granoff and Alexander Nash were all elected as directors of the Company.

     (c) To ratify the selection by the Board of Directors of Marcum & Kliegman LLP as the Company's independent public accountants for the fiscal year ending June 30, 1997.


            Affirmative Votes                        Negative Votes
            -----------------                        --------------
                  806,460                                 4,500



ELK/NSAR.E97